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                                                                EXHIBIT 3.1.1

                           Certificate of Amendment

                                      of

                         Certificate of Incorporation

                                      of

                              EATERTAINMENT INC.

               Under Section 242 of the General Corporation Law

                        -----------------------------

        It is hereby certified that:

        1.      The name of the corporation is Eatertainment Inc. (the
"Corporation").

        2. The certificate of incorporation of the Corporation is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article the following new Article:

                "FIRST: The name of the corporation (hereinafter sometimes called the "Corporation") is Total Entertainment Restaurant Corp."

        3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware and written consent of stockholders has been given in accordance with Section 228 of the General Corporation Law of the State of Delaware. Prompt written notice of the adoption of the amendment herein certified shall be given to those stockholders who have not consented in writing thereto, as provided in Section 228(d) of the General Corporation Law of the State of Delaware.

Signed and acknowledged on June 11, 1997.

                                        EATERTAINMENT INC.

                                        By: /s/James K. Zielke
                                            --------------------------
                                            James K. Zielke
                                            Chief Financial Officer